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                                                                    Exhibit 99.1


                ASIA GLOBAL CROSSING STATEMENT ON GLOBAL CROSSING
                     EQUITY INVESTMENT AND CHAPTER 11 FILING

Hong Kong -- January 28, 2002 -- Asia Global Crossing (NYSE: AX) issued the following statement today in response to Global Crossing's announcement that it had signed a letter of intent with Hutchison Whampoa Limited and Singapore Technologies Telemedia Pte. Ltd. for $750 million cash investment for a joint majority stake in Global Crossing and that it and certain of its affiliates had commenced Chapter 11 cases:

"Asia Global Crossing is not a party to the letter of intent, and it is not one of the Global Crossing affiliates that has joined Global Crossing in commencing Chapter 11 cases. Asia Global Crossing and Global Crossing are closely linked through ownership, strategy and operations. While they are not the same company, Global Crossing owns 58.8 percent of the equity in Asia Global Crossing. However, Asia Global Crossing is a separate corporation, with separate stockholders, creditors, employees, network assets and operations.

"Asia Global Crossing does not expect the Global Crossing voluntary reorganization to have any immediate effect on Asia Global Crossing's internal operations or customer service, as Global Crossing has said that it will continue to conduct its business in the ordinary course while it reorganizes under Chapter 11.

"In response to the previously announced decision by Global Crossing not to fund the requested $400 million draw on the subordinated credit facilities that were established at the time of Asia Global Crossing's initial public offering, the Asia Global Crossing Board of Directors has established a special committee to consider financing and restructuring alternatives for Asia Global Crossing. The special committee, whose members hold no positions with Global Crossing, has engaged Lazard Freres & Co. LLC to assist it with these efforts. Under Asia Global Crossing's bye-laws, financing transactions involving the issuance of stock, decisions concerning material transactions between Asia Global Crossing and Global Crossing or any decision to file for bankruptcy, require approval of the Asia Global Crossing Board of Directors and, in addition, approval of the directors designated by Microsoft and Softbank, each of which owns 14.7 percent of Asia Global Crossing's stock."

Separately, Asia Global Crossing announced that the New York Stock Exchange has formally notified the company that it is not in compliance with exchange listing standards, which require maintenance of a minimum share price of $1 over a 30-day trading day period. In order to maintain its listing, the company must demonstrate compliance within six months from the date of notification, subject to certain conditions.

ABOUT ASIA GLOBAL CROSSING

Asia Global Crossing (NYSE: AX), a public company whose largest shareholders include Global Crossing (NYSE: GX), Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which will provide seamless connectivity among the region's major business

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centers. In addition, in combination with the worldwide Global Crossing Network,
Asia Global Crossing provides access to more than 200 cities worldwide. As part of its strategy to provide city-to-city services, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.


Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

ASIA GLOBAL CROSSING

Investor contacts:
Asia Global Crossing Investor Relations, Los Angeles, CA
+1 310 385 5283

Sui Ling Cheah, Hong Kong
+ 852 2121 2809
sui.ling.cheah@asiaglobalcrossing.com

Press contacts:
Madelyn Smith, Beverly Hills
+ 1 310 385 3816
madelyn.smith@asiaglobalcrossing.com

Selene Lo, Hong Kong
+ 852 2121 2936
selene.lo@asiaglobalcrossing.com

General information:
Visit Asia Global Crossing at http://www.asiaglobalcrossing.com/index.htm on the World Wide Web.

To be added/removed from Asia Global Crossing's e-mail distribution, please visit: http://www.asiaglobalcrossing.com/investors/e_mail_distribution/index.htm

To be added/removed from Asia Global Crossing's fax distribution, please call +1 213 244 9031 or email axinvestors@asiaglobalcrossing.com